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                                                                      Exhibit 21


             Subsidiaries of Darwin Professional Underwriters, Inc.


Darwin Group, Inc. (Delaware -- 100% owned)
     Darwin National Assurance Company (Delaware -- 100% owned)
          Darwin Select Insurance Company (Arkansas -- 100% owned)